Filed Pursuant to Rule 433

Registration Statement No. 333-224290

Relating to the Preliminary Prospectus Supplement

dated August 21, 2019

(to Prospectus dated April 13, 2018)

IHS Markit Ltd.

Pricing Term Sheet

$350,000,000 reopening of 4.250% Senior Notes due 2029 (the “notes”)

This pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement, dated August 21, 2019 (the “Preliminary Prospectus Supplement”). The information in this pricing term sheet supplements the Preliminary Prospectus Supplement and updates and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information contained therein. Terms used and not defined herein have the meanings assigned in the Preliminary Prospectus Supplement.

Issuer:	IHS Markit Ltd.

Expected Ratings (Moody’s/S&P/Fitch)*:	Ba1/BBB-/BBB

Security Description:	Senior Notes

Principal Amount:

$350,000,000

The notes will be in addition to and form part of the same series of notes as the $600,000,000 aggregate principal amount of IHS Markit Ltd.’s 4.250% notes due 2029, which were originally issued on April 8, 2019. Upon issuance of the notes, there will be a total of $950,000,000 aggregate principal amount of notes of this series issued and outstanding.

Gross Proceeds:	$378,126,000

Maturity Date:	May 1, 2029

Coupon (Interest Rate):	4.250% (interest on the notes will accrue from April 8, 2019)

Price to Public:	108.036% of principal amount plus accrued and unpaid interest from April 8, 2019 to, but excluding, the Settlement Date for the notes totaling $5,578,125.00

Benchmark Treasury:	1.625% due August 15, 2029

Benchmark Treasury Price and Yield:	100-21 / 1.554%

Spread to Benchmark Treasury:	+170 bps

Yield to Maturity:	3.254%

Interest Payment Dates:	Semi-annually in arrears on May 1 and November 1, commencing November 1, 2019

Day Count Convention:	30/360

Underwriting Discounts:	0.65%

Optional Redemption:	Make-whole call at T+30 bps prior to February 1, 2029

Par call on or after February 1, 2029

Change of Control Triggering Event:	Puttable at 101% of principal plus accrued and unpaid interest

Trade Date:	August 21, 2019

Settlement Date:	August 23, 2019 (T+2)

CUSIP / ISIN:	44962L AJ6 / US44962LAJ61

Denominations / Multiple:	$2,000 x $1,000

Joint Book-Running Managers:	HSBC Securities (USA) Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC BBVA Securities Inc. TD Securities (USA) LLC

Use of Proceeds:	The Issuer intends to use the net proceeds from this offering to repay amounts outstanding under its multi-year credit agreement entered into in June 2018 with Bank of America, N.A., as administrative agent, and a syndicate of lenders party thereto, which provides for revolving credit commitments in an aggregate principal amount of $2.0 billion.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by contacting HSBC Securities (USA) Inc. by phone at 1-866-811-8049, J.P. Morgan Securities LLC by phone at 1-212-834-4533, or Wells Fargo Securities, LLC by phone at 1-800-645-3751.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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